EXHIBIT (d)(18)(b)

FEE REDUCTION AGREEMENT

AGREEMENT effective as of June 1, 2012, between Eaton Vance Management (the “Adviser”) and Parametric Portfolio Associates LLC (the “Sub-Adviser”) with respect to Eaton Vance Mutual Funds Trust (“Trust”) on behalf of Eaton Vance Parametric Structured International Equity Fund (“Fund”).

WHEREAS, the Adviser has entered into an Investment Sub-Advisory Agreement (“Sub-Advisory Agreement”) with the Sub-Adviser, which Investment Sub-Advisory Agreement provides that the Sub-Adviser shall be entitled to receive an asset-based fee payable at specified rates;

WHEREAS, the Adviser has agreed with the Sub-Adviser and the Board of Trustees of the Trust to reduce the investment sub-advisory fee rates as described below; and

WHEREAS, the Adviser and the Sub-Adviser wish to memorialize the foregoing in writing;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, receipt of which is hereby acknowledged, the Adviser and the Sub-Adviser hereby agree as follows:

1.

Notwithstanding any provisions of the Sub-Advisory Agreement to the contrary, the Adviser will reduce the sub-advisory fee in accordance with the fee schedule included as Appendix A.

2.

This Agreement only may be terminated or amended upon the mutual written consent of a the Adviser and the Sub-Adviser; provided, however, that (i) no termination of this Agreement shall be effective unless approved by the majority vote of those Trustees of the Trust who are not interested persons of the Adviser or the Trust (the “Independent Trustees”) and; (ii) no amendment of this Agreement shall be effective unless approved by the majority vote of the Independent Trustees.

3.

This instrument is executed under seal and shall be governed by Massachusetts law.

IN WITNESS WHEREOF, this Agreement has been executed as of the date set forth above by a duly authorized officer of each party.

Eaton Vance Management

By:

/s/ Maureen A. Gemma

Maureen A. Gemma, Vice President

Parametric Portfolio Associates LLC

By:

/s/ Aaron Singleton

Aaron Singleton, Chief Financial Officer